Exhibit 5.1

August 13, 2013

Laredo Petroleum Holdings, Inc.

15 W. Sixth Street,

Suite 1800

Tulsa, Oklahoma 74119

Re:                             Laredo Petroleum Holdings, Inc.
Registration Statement on Form S-3
File No. 333-187479

Ladies and Gentlemen:

We have acted as special counsel to Laredo Petroleum Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to (i) a Registration Statement on Form S-3 (File No. 333-187479) (the “Existing Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and (ii) the form of prospectus supplement with respect thereto filed on the date hereof with the Commission pursuant to Rule 424 (b)(5) and 424(b)(7) under the Act (the “Specified Prospectus Supplement”) (pursuant to Rule 430B(f)(1) under the Act, information contained in the Specified Prospectus Supplement that was omitted from the form of prospectus that is part of the Existing Registration Statement in reliance on Rule 430B(b) will be deemed part of and included in the Existing Registration Statement on the date specified in Rule 430B(f)(1) (the Existing Registration Statement, together with such information so deemed part thereof and included therein, the “Registration Statement”)), of the offering and sale by (1) the Company of up to 13,000,000 shares (the “Primary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (2) certain selling stockholders of the Company (the “Selling Stockholders”) named in the Specified Prospectus Supplement of up to 5,400,000 shares (including up to 2,400,000 shares subject to the Underwriters’ (as defined below) overallotment option) (the “Secondary Shares” and, together with the Primary Shares, the “Shares”) of Common Stock pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated August 12, 2013 between the Company and J.P. Morgan Securities LLC and Goldman, Sachs & Co., as representatives of the underwriters named therein (the “Underwriters”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that, upon sale and delivery, the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) when the Primary Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Primary Shares will have been duly authorized and validly issued and will be fully paid and non-assessable, and (ii) the Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            We express no opinion as to the laws of any jurisdiction other than the laws of the General Corporation Law of the State of Delaware.

B.            This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus dated March 22, 2013, and the Specified Prospectus Supplement, forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.